Exhibit 99.1

Intersections Inc. Announces Acquisition of Health at Work Actuaries LLC

CHANTILLY, Va.--(BUSINESS WIRE)--March 5, 2015-- Intersections Inc. (NASDAQ: INTX) announced today the acquisition by its wholly-owned subsidiary, Intersections Insurance Services, Inc., of substantially all of the assets of Health at Work Actuaries LLC.   Health at Work is a privately held company based in Chicago, IL.  Founded by Andrew Sykes in 2008, Health at Work designs wellness-driven health plans and engagement programs for employers, insurers and wellness groups.

Andrew Sykes will become President of Intersections Insurance Services, reporting to Michael Stanfield, Chairman and Chief Executive Officer of Intersections Inc.  Andrew Sykes is an entrepreneur with over 20 years of product innovation, sales and business development experience in behavior-linked insurance products. Mr. Sykes’s partner, Caryn Tomasiewicz and the other Health at Work team members will become employees of Intersections Insurance Services.

Michael Stanfield commented, “We are excited about bringing Andrew and his team in to guide our Insurance Services business into new products and new sales channels as we reinvigorate this part of our company.  The acquisition of Health at Work provides us an established business with a proven leadership team and capabilities that open Intersections up to different markets, new sales channels and new wellness and behavior-linked products.”

About Intersections:

Intersections Inc. (Nasdaq: INTX) is a leading provider of identity risk management, privacy protection and other subscription based services for consumers. Our core services monitor personal information for our consumers, aggregate it into digestible, consumer-friendly reports and alerts, and provide personalized education and support to help our customers understand their information and take the actions they deem appropriate. Since its business was founded in 1996, Intersections has protected the identities of more than 36 million consumers. To learn more, visit http://www.intersections.com.

Intersections Inc.
Eric Miller, 703-488-6100
intxinvestorrelations@intersections.com